EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Carriage Services, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Carriage Services, Inc. on Form S-3 (File No. 333-195083) and on Forms S-8 (File No. 333-136313, File No. 333-162408, File No. 333-166912 and File No. 333-181724).

/s/GRANT THORNTON LLP

Houston, Texas
February 25, 2015